Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com
DATE: Feb. 17, 2011

MEDIA CONTACT:	INVESTOR CONTACTS:
Jeff Pounds	Travis Campbell	Sharna Reingold	David Sullivan
(918) 573-3332	(918) 573-2944	(918) 573-2078	(918) 573-9360
Williams Reports Fourth-Quarter and Full-Year 2010 Financial Results
•	Non-cash Impairment Charges During 3Q, First-quarter Restructuring Costs Drive Net Loss for 2010

•	Higher NGL, Olefin Profits Drive 38% Increase in 2010 Adjusted Results

•	2011-12 Guidance Increased to Reflect Updated Commodity Prices, Bakken Acquisition

•	Williams to Initiate High-Dividend Strategy; Plans 60% Increase Starting With Quarterly Payout in June 2011, Additional 10%-15% Targeted in June 2012

	2010		2009
Year-End Summary Financial Information	millions	per share	millions	per share
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.
Income (loss) from continuing operations	$(1,091)	$(1.87)	$438	$0.75
Loss from discontinued operations	(6)	(0.01)	(153)	(0.26)

Net income (loss)	$(1,097)	$(1.88)	$285	$0.49

Adjusted income from continuing operations*	$760	$1.28	$552	$0.94

	4Q 2010		4Q 2009
Quarterly Summary Financial Information	millions	per share	millions	per share
Per share amounts are reported on a diluted basis. All amounts are attributable to The Williams Companies, Inc.
Income from continuing operations	$175	$0.29	$172	$0.29
Loss from discontinued operations	(1)	—	—	—

Net income	$174	$0.29	$172	$0.29

Adjusted income from continuing operations*	$259	$0.44	$161	$0.27

*	A schedule reconciling income (loss) from continuing operations to adjusted income from continuing operations (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
TULSA, Okla. — Williams (NYSE: WMB) announced an unaudited net loss attributable to Williams, for 2010 of $1,097 million, or a loss of $1.88 per share on a diluted basis, compared with net income of $285 million, or $0.49 per share on a diluted basis for 2009.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 1 of 10

The net loss for 2010 was primarily the result of significant non-cash impairment charges at the company’s Exploration & Production segment during the third quarter due to a decline in forward natural gas prices. These included pre-tax charges of approximately $1 billion for an impairment of goodwill and $678 million related to certain proved and unproved natural gas properties, primarily in the Barnett Shale. First-quarter pre-tax costs of approximately $648 million in conjunction with the strategic restructuring that transformed Williams Partners L.P. (NYSE: WPZ) into a leading diversified master limited partnership also contributed to the net loss for 2010.
For fourth-quarter 2010, Williams reported net income of $174 million, or $0.29 per share, compared with net income of $172 million, or $0.29 per share for the same period in 2009.
The slight improvement in the fourth-quarter results was driven by higher natural gas liquid (NGL) and olefin profits, partially offset by a lower net realized price on natural gas production.
All prior-period comparisons in this news release are based on recast 2009 results. The recast results reflect the company’s updated segment financial reporting following the first-quarter and fourth-quarter 2010 asset drop-down transactions with Williams Partners.
Adjusted Income from Continuing Operations
Adjusted income from continuing operations was $760 million, or $1.28 per share, for 2010, compared with $552 million, or $0.94 per share for 2009.
For fourth-quarter 2010, adjusted income from continuing operations was $259 million, or $0.44 per share; compared with $161 million, or $0.27 per share, for the fourth-quarter 2009.
The improvements in the full-year and fourth-quarter results were driven by increases in the Williams Partners and Other segments, partially offset by lower results in the Exploration & Production segment. These results are detailed later in this press release.
The fourth-quarter adjusted results also benefited from $65 million of favorable revisions to the company’s estimate of deferred state income taxes.
Adjusted income from continuing operations reflects the removal of items considered unrepresentative of ongoing operations and the effect of mark-to-market accounting and is a non-GAAP measure. Reconciliations to the most relevant GAAP measure are attached to this news release.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 2 of 10

CEO Comment
“The portfolio of our businesses performed very well in the fourth quarter and drove a solid finish for 2010,” said Alan Armstrong, Williams’ chief executive officer. “In addition, our financial restructuring in 2010 allowed us to invest more than $4 billion dollars that will drive our expected earnings growth as demonstrated by our 2011-12 guidance.
“The continued demand for large-scale infrastructure to serve the growing resource plays will continue to provide new investment opportunities throughout 2011 and beyond,” Armstrong said.
Guidance Update
Williams’ assumptions for certain energy commodity prices for 2011-12 and the corresponding guidance for the company’s earnings and capital expenditures are displayed in the following table.
Guidance has been updated to reflect higher NGL and oil prices and lower natural gas prices, as well as the previously announced Bakken Shale acquisition.
Please note that 2011-12 earnings and capital expenditure guidance does not reflect the company’s previously announced plans to separate into two stand-alone, publicly traded companies. However, this guidance does reflect the company’s plan to increase its quarterly dividend to shareholders by 60 percent to $0.20 per Williams share for the first-quarter 2011 dividend, paid in June. An additional 10 to 15 percent increase is targeted with the June 2012 dividend payment.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 3 of 10

Commodity Price Assumptions and Financial
Outlook

	2011			2012
As of Feb. 17, 2011	Low	Mid	High	Low	Mid	High

Natural Gas ($/MMBtu):
NYMEX	$3.40	$4.25	$5.10	$4.00	$5.00	$6.00
Rockies	$3.10	$3.85	$4.60	$3.65	$4.55	$5.45
Avg. San Juan/Mid-Continent	$3.20	$4.00	$4.80	$3.70	$4.65	$5.60

Oil / NGL:
Crude Oil — WTI ($ per barrel)	$70	$87.50	$105	$71	$89	$107
Crude to Gas Ratio	20.6x	20.6x	20.6x	17.8x	17.8x	17.8x
NGL to Crude Oil Relationship	52%	53%	53%	52%	54%	55%

Average NGL Margins ($ per gallon) (1)	$0.52	$0.68	$0.83	$0.50	$0.68	$0.85

Capital & Investment Expenditures (millions)
Williams Partners	$1,580	$1,743	$1,905	$1,150	$1,300	$1,450
Exploration & Production	1,150	1,450	1,750	1,300	1,700	2,100
Other	380	430	480	425	475	525

Total Capital & Investment Expenditures (2)	$3,125	$3,625	$4,125	$2,875	$3,475	$4,075

Cash Flow from Continuing Operations	$2,500	$2,900	$3,300	$2,700	$3,350	$4,000

Adjusted Segment Profit (millions) (3)
Williams Partners	$1,550	$1,770	$1,990	$1,675	$1,945	$2,215
Exploration & Production	220	395	570	250	575	900
Other	175	200	225	200	250	300

Total Adjusted Segment Profit (2)	$1,950	$2,363	$2,775	$2,125	$2,763	$3,400

Adjusted Diluted Earnings Per Share (3)	$1.05	$1.40	$1.75	$1.20	$1.75	$2.30

(1)	In addition to the effect of commodity prices, per-unit margins are increasing because of more percent-of-liquids contracts.

(2)	The sum of the ranges for each business line may not match total range.

(3)	Adjusted Segment Profit and Adjusted Diluted EPS are adjusted to remove items considered unrepresentative of ongoing operations and the effect of mark-to-market accounting and are non- GAAP measures. Reconciliations to the most relevant GAAP measures are attached to this news release.
Business Segment Results
Williams’ business segments for financial reporting are Williams Partners, Exploration & Production, and Other. The Williams Partners segment includes the consolidated results of Williams Partners L.P.; Exploration & Production includes the domestic E&P business, gas marketing, and the company’s controlling interest in Apco Oil & Gas International, Inc.; and the Other segment includes the company’s Canadian midstream and domestic olefins businesses and a 25.5-percent interest in the Gulfstream interstate natural gas pipeline system.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 4 of 10

Consolidated Segment Profit (Loss)	Full Year		4Q
Amounts in millions	2010	2009	2010	2009
Williams Partners	$1,574	$1,317	$418	$424
Exploration & Production	(1,343)	391	64	110
Other	240	(2)	54	11

Consolidated Segment Profit (Loss)	$471	$1,706	$536	$545

Adjusted Consolidated Segment Profit*	Full Year		4Q
Amounts in millions	2010	2009	2010	2009
Williams Partners	$1,542	$1,278	$426	$389
Exploration & Production	321	483	76	125
Other	191	66	54	11

Adjusted Consolidated Segment Profit	$2,054	$1,827	$556	$525

*	A schedule reconciling income from continuing operations to adjusted income from continuing operations (non-GAAP measures) is available at www.williams.com and as an attachment to this press release.
Williams Partners
Williams Partners is focused on natural gas transportation, gathering, treating, processing and storage; NGL fractionation; and oil transportation.
For 2010, Williams Partners reported segment profit of $1,574 million, compared with $1,317 million for 2009.
The 20 percent increase in Williams Partners’ segment profit for the year is primarily due to higher per-unit NGL margins. Slightly higher NGL equity volumes, due to a full year of production at Willow Creek and new fourth-quarter production capacity at Echo Springs, also contributed to the improved results for the year.
There is a more detailed description of Williams Partners’ interstate gas pipeline and midstream business results in the partnership’s year-end 2010 financial results news release, which is also being issued today.
Exploration & Production
Exploration & Production primarily develops natural gas reserves in the Piceance, Powder River and San Juan basins, the Marcellus and Barnett shales; oil reserves in the Bakken Shale; and internationally in Argentina and Colombia.
The business reported a segment loss of $1,343 million for 2010, compared with segment profit of $391 million for 2009.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 5 of 10

The segment loss for 2010 resulted from the previously noted third-quarter non-cash impairment charges of approximately $1.7 billion for impairments of goodwill and certain proved and unproved properties, primarily in the Barnett Shale.
Exploration & Production’s adjusted segment profit for 2010 was $321 million, compared with $483 million in 2009 on the same adjusted basis.
The decline in segment profit on an adjusted basis is due primarily to lower natural gas production levels, higher gathering, processing and transportation expenses, in addition to higher operating taxes and lease operating expenses. These items were partially offset by higher net realized average prices for natural gas.
Sharply reduced drilling activity in 2009 because of the global recession caused full-year 2010 production to be 4 percent lower. However, increased drilling activity in 2010 began driving quarter-over-quarter production growth in the second quarter.
Total U.S. production increased 4 percent from third-quarter to fourth-quarter 2010. Additionally, Williams expects average annual daily production to increase by 9 percent and 10 percent at guidance midpoints in 2011 and 2012, respectively.
The chart below details Williams’ average daily natural gas production for 2010.

Average Daily Production
Amounts in million cubic feet	Full Year			4Q			3Q	Sequential
equivalent of natural gas (MMcfe)	2010	2009	Change	2010	2009	Change	2010	Change
Piceance Basin	674	698	-3%	730	683	7%	682	7%
Powder River Basin	230	244	-6%	214	245	-13%	237	-10%
Other Basins	228	240	-5%	236	249	-5%	216	9%
U.S. Interests only	1,132	1,182	-4%	1,180	1,177	0%	1,135	4%
U.S. & International Interests	1,185	1,236	-4%	1,227	1,232	0%	1,190	3%
During 2010, Williams’ net realized average price for U.S. production, inclusive of hedging gains, was $5.23 per thousand cubic feet of natural gas equivalent (Mcfe), which was 8 percent higher than the $4.85 per Mcfe realized in 2009.
During fourth-quarter 2010, Williams completed the acquisition of approximately 85,800 net acres for $925 million (not including closing adjustments predominantly due to additional drilling) in the Bakken Shale in North Dakota.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 6 of 10

Williams’ entry into the Bakken Shale play follows its entry into Pennsylvania’s Marcellus Shale, where the company has accumulated approximately 100,000 net acres over the past year and a half.
In a separate announcement today, Williams announced that its total proved natural gas and oil reserves as of Dec. 31, 2010, were approximately 4.5 trillion cubic feet equivalent (Tcfe) — including international reserves of approximately 0.2 Tcfe. Proved, probable, and possible (3P) reserves increased by 7 percent to 15.9 Tcfe from 14.8 Tcfe in 2009. See the separate news release from today for a more detailed discussion of year-end reserves.
Other
Other reported 2010 segment profit of $240 million, compared with a segment loss of $2 million for 2009.
The significant improvement in the Other results for 2010 is due primarily to the favorable impact of higher NGL and olefin production profits from much higher average per-unit margins and the net impact of recognizing $43 million in gains on the Accroven investment in 2010 while recording a $75 million impairment charge on that investment in 2009.
Today’s Analyst Call
Management will discuss the year-end and fourth-quarter 2010 results and 2011-12 outlook during a live webcast beginning at 9:30 a.m. EST today. Participants are encouraged to access the webcast and slides for viewing, downloading and printing at www.williams.com.
A limited number of phone lines also will be available at (888) 298-3451. International callers should dial (719) 325-2313. Replays of the year-end webcast in both streaming and downloadable podcast formats will be available for two weeks following the event at www.williams.com.
Form 10-K
The company plans to file its 2010 Form 10-K with the Securities and Exchange Commission next week. Once filed, the document will be available on both the SEC and Williams websites.
Non-GAAP Measures
This press release includes certain financial measures, adjusted segment profit, adjusted earnings and adjusted per share measures that are non-GAAP financial measures as defined under the rules of the Securities and Exchange Commission. Adjusted segment profit, adjusted earnings and adjusted per share measures exclude

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 7 of 10

items of income or loss that the company characterizes as unrepresentative of its ongoing operations and reflects mark-to-market adjustments for certain hedges and other derivatives in Exploration & Production. These measures provide investors meaningful insight into the company’s results from ongoing operations and better reflect results on a basis that is more consistent with derivative portfolio cash flows. The mark-to-market adjustments reverse forward unrealized mark-to-market gains or losses from derivatives and add realized gains or losses from derivatives for which mark-to-market income has been previously recognized, with the effect that the resulting adjusted segment profit is presented as if mark-to-market accounting had never been applied to these derivatives. The measure is limited by the fact that it does not reflect potential unrealized future losses or gains on derivative contracts. However, management compensates for this limitation since derivative assets and liabilities do reflect unrealized gains and losses of derivative contracts. Overall, management believes the mark-to-market adjustments provide an alternative measure that more closely matches realized cash flows for these derivatives but does not substitute for actual cash flows.
This press release is accompanied by a reconciliation of these non-GAAP financial measures to their nearest GAAP financial measures. Management uses these financial measures because they are widely accepted financial indicators used by investors to compare a company’s performance. In addition, management believes that these measures provide investors an enhanced perspective of the operating performance of the company and aid investor understanding. Neither adjusted segment profit, adjusted earnings nor adjusted per share measures are intended to represent an alternative to segment profit, net income or earnings per share. They should not be considered in isolation or as substitutes for a measure of performance prepared in accordance with United States generally accepted accounting principles.
About Williams (NYSE: WMB)
Williams is an integrated natural gas company focused on exploration and production, midstream gathering and processing, and interstate natural gas transportation primarily in the Rocky Mountains, Gulf Coast, Pacific Northwest, Eastern Seaboard and the Marcellus Shale in Pennsylvania. Most of the company’s interstate gas pipeline and midstream assets are held through its 75-percent ownership interest (including the general-partner interest) in Williams Partners L.P. (NYSE: WPZ), a leading diversified master limited partnership. More information is available at www.williams.com. Go to http://www.b2i.us/irpass.asp?BzID=630&to=ea&s=0 to join our e-mail list.
# # #
Our reports, filings, and other public announcements may contain or incorporate by reference statements that do not directly or exclusively relate to historical facts. Such statements are “forward-looking

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 8 of 10

statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. We make these forward looking statements in reliance on the safe harbor protections provided under the Private Securities Litigation Reform Act of 1995. You typically can identify forward-looking statements by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:
•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved, probable, and possible gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Seasonality of certain business segments; and

•	Natural gas, natural gas liquids, and crude oil prices and demand.
Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this announcement. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:
•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices, and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange, and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change legislation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation, and rate proceedings;

•	Our costs and funding obligations for defined benefit pension plans and other postretirement benefit plans;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the Securities and Exchange Commission (“SEC”).
Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. We disclaim any obligations to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments.
In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in this announcement. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions, or otherwise.
Investors are urged to closely consider the disclosures and risk factors in our annual report on Form 10-K filed with the SEC on Feb. 26, 2010, and our quarterly reports on Form 10-Q available from our offices or from our website at www.williams.com.
The SEC requires oil and gas companies, in filings made with the SEC, to disclose proved reserves, which are those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible — from a given date forward, from known reservoirs, under existing economic conditions, operating methods, and governmental regulations. The SEC permits the optional disclosure of probable and possible reserves. We have elected to use in this presentation, but not in our Annual Report on Form 10-K, “probable” reserves and “possible” reserves, excluding their valuation. The SEC defines “probable” reserves as “those additional reserves that are less certain to be recovered than proved reserves but which, together with proved reserves, are as likely as not to be recovered.” The SEC defines “possible” reserves as “those additional reserves that are less certain to be recovered than probable reserves.” Williams has applied these definitions in estimating probable and possible reserves. Statements of reserves are only estimates and may not correspond to the ultimate quantities of oil and gas recovered. Any reserve estimates provided in this presentation that are not specifically designated as being estimates of proved reserves may include estimated reserves not necessarily calculated in accordance with, or contemplated by, the SEC‘s reserves reporting guidelines. Investors are urged to consider closely the disclosure in

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 9 of 10

Williams’ Annual Report on Form 10-K for the fiscal year ended December 31, 2009, available from Williams at One Williams Center, Tulsa, OK 74172 (Attn: Investor Relations). You can also obtain this report from the SEC by calling 1-800-SEC-0330 or from the SEC’s website at www.sec.gov.
The SEC’s rules prohibit us from filing resource estimates. Our resource estimations include estimates of hydrocarbon quantities for (i) new areas for which we do not have sufficient information to date to classify as proved, probable or even possible reserves, (ii) other areas to take into account the low level of certainty of recovery of the resources and (iii) uneconomic proved, probable or possible reserves. Resource estimates do not take into account the certainty of resource recovery and are therefore not indicative of the expected future recovery and should not be relied upon. Resource estimates might never be recovered and are contingent on exploration success, technical improvements in drilling access, commerciality and other factors.

Williams (NYSE: WMB)	Full-year 2010 Financial Results — Feb. 17, 2011	Page 10 of 10

Financial Highlights and Operating Statistics
(UNAUDITED)
Final
December 31, 2010

Reconciliation of Income (Loss) from Continuing Operations Attributable to The Williams Companies, Inc. to Adjusted Income

(UNAUDITED)

	2009					2010
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Income (loss) from continuing operations attributable to The Williams Companies, Inc. available to common stockholders	$2	$123	$141	$172	$438	$(195)	$187	$(1,258)	$175	$(1,091)

Income (loss) from continuing operations — diluted earnings per common share	$—	$0.21	$0.24	$0.29	$0.75	$(0.33)	$0.31	$(2.15)	$0.29	$(1.87)

Adjustments:

Williams Partners (WP)
Gain on sale of base gas from Hester storage field	$—	$—	$—	$—	$—	$(5)	$(3)	$—	$—	$(8)
Involuntary conversion gain related to Ignacio	1	—	(5)	—	(4)	—	(4)	—	—	(4)
Involuntary conversion gain related Hurricane Ike	—	—	—	—	—	—	(7)	(7)	—	(14)
Gains on sales of certain assets	—	—	—	(40)	(40)	—	—	(12)	—	(12)
Settlement gain related to Green Canyon development	—	—	—	—	—	—	—	—	(6)	(6)
Loss related to Eminence storage facility leak	—	—	—	—	—	—	—	—	5	5
Impairment of certain gathering assets	—	—	—	—	—	—	—	—	9	9
Restructuring transaction costs	—	—	—	1	1	—	—	—	—	—
Unclaimed property assessment accrual and adjustment — TGPL	—	—	—	3	3	—	(1)	—	—	(1)
Unclaimed property assessment accrual and adjustment — NWP	—	—	—	1	1	—	(1)	—	—	(1)

Total Williams Partners adjustments	1	—	(5)	(35)	(39)	(5)	(16)	(19)	8	(32)

Exploration & Production (E&P)
Gain on acreage swap	—	—	—	—	—	—	—	—	(7)	(7)
Gain on sale of certain assets	—	—	—	—	—	—	—	(1)	—	(1)
Impairment of goodwill	—	—	—	—	—	—	—	1,003	—	1,003
Impairments of certain natural gas properties and reserves	5	—	—	15	20	—	—	678	—	678
Prior years’ DD&A related to Piceance measurement issue	—	—	—	—	—	—	—	—	19	19
Unclaimed property assessment accrual	—	—	—	1	1	—	2	—	—	2
Penalties from early release of drilling rigs	34	(2)	—	—	32	—	—	—	—	—
Depletion expense adjustment related to new guidance	—	—	—	14	14	—	—	—	—	—
Recovery of receivables from bankrupt counterparty	—	—	—	(4)	(4)	—	—	—	—	—
Accrual for Wyoming severance taxes	—	3	(4)	(4)	(5)	—	—	—	—	—
Mark-to-market adjustments	36	(7)	12	(7)	34	(9)	(4)	(17)	—	(30)

Total Exploration & Production adjustments	75	(6)	8	15	92	(9)	(2)	1,663	12	1,664

Other
(Gain)/Loss from Venezuela investment	68	—	—	—	68	—	(13)	(30)	—	(43)
Customer settlement gain	—	—	—	—	—	—	(6)	—	—	(6)

Total Other adjustments	68	—	—	—	68	—	(19)	(30)	—	(49)

Adjustments included in segment profit (loss)	144	(6)	3	(20)	121	(14)	(37)	1,614	20	1,583

Adjustments below segment profit (loss)
Loss associated with Venezuela investment — E&P	11	—	—	—	11	—	—	—	—	—
Impairment of cost-based investment — Corporate	—	—	7	—	7	—	—	—	—	—
Augusta refinery environmental accrual — Corporate	—	—	—	—	—	—	—	8	—	8
Reversal of litigation contingency — Corporate	—	(5)	—	—	(5)	—	—	—	—	—
Early debt retirement costs — Corporate	—	—	—	—	—	606	—	—	—	606
Acceleration of unamortized debt costs related to credit facility amendment -Corporate	—	—	—	—	—	3	—	—	—	3
Williams Partners	—	—	—	—	—	1	—	—	—	1
Restructuring transaction costs — Corporate	—	—	—	1	1	33	—	—	—	33
Restructuring transaction costs — Williams Partners	—	—	—	—	—	6	2	4	—	12
Allocation of Williams Partners’ adjustments to noncontrolling interests	—	—	—	—	—	(4)	1	1	(2)	(4)

	11	(5)	7	1	14	645	3	13	(2)	659

Total adjustments	155	(11)	10	(19)	135	631	(34)	1,627	18	2,242
Less tax effect for above items	(29)	4	(4)	8	(21)	(239)	9	(238)	—	(468)

Adjustments for tax-related items [1]	—	—	—	—	—	11	—	—	66	77

Adjusted income from continuing operations available to common stockholders	$128	$116	$147	$161	$552	$208	$162	$131	$259	$760

Adjusted diluted earnings per common share, including mark-to-market adjustments [2]	$0.22	$0.20	$0.25	$0.27	$0.94	$0.36	$0.27	$0.22	$0.44	$1.28

Weighted-average shares — diluted (thousands)	582,361	588,780	590,059	591,439	589,385	583,929	592,498	584,744	594,157	592,887

[1]	The first quarter of 2010 includes an adjustment for the reduction of tax benefits on the Medicare Part D federal subsidy due to enacted healthcare legislation. The fourth quarter of 2010 includes an adjustment to reflect taxes on undistributed earnings of certain foreign operations that are no longer considered permanently reinvested.

[2]	Interest expense, net of tax, associated with our convertible debentures has been added back to adjusted income from continuing operations available to common stockholders to calculate adjusted diluted earnings per common share.

Note:	The sum of earnings per share for the quarters may not equal the total earnings per share for the year due to changes in the weighted-average number of common shares outstanding.

Consolidated Statement of Operations
(UNAUDITED)

	2009					2010
(Dollars in millions, except per-share amounts)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$1,922	$1,909	$2,098	$2,326	$8,255	$2,596	$2,292	$2,304	$2,424	$9,616

Segment costs and expenses:
Costs and operating expenses	1,444	1,392	1,537	1,708	6,081	1,922	1,723	1,752	1,788	7,185
Selling, general and administrative expenses	125	129	126	132	512	111	122	123	142	498
Impairments of goodwill and long-lived assets	5	—	—	15	20	—	—	1,681	11	1,692
Other (income) expense — net	28	(1)	1	(31)	(3)	—	(13)	(4)	(7)	(24)

Total segment costs and expenses	1,602	1,520	1,664	1,824	6,610	2,033	1,832	3,552	1,934	9,351

Equity earnings (losses)	23	26	44	43	136	40	39	38	46	163
Income (loss) from investments	(75)	—	—	—	(75)	—	13	30	—	43

Total segment profit (loss)	268	415	478	545	1,706	603	512	(1,180)	536	471

Reclass equity earnings (losses)	(23)	(26)	(44)	(43)	(136)	(40)	(39)	(38)	(46)	(163)
Reclass (income) loss from investments	75	—	—	—	75	—	(13)	(30)	—	(43)
General corporate expenses	(40)	(38)	(40)	(46)	(164)	(85)	(45)	(43)	(48)	(221)

Operating income (loss)	280	351	394	456	1,481	478	415	(1,291)	442	44

Interest accrued	(162)	(167)	(168)	(164)	(661)	(164)	(154)	(158)	(156)	(632)
Interest capitalized	20	22	15	19	76	17	13	13	8	51
Investing income — net	(61)	24	39	44	46	39	55	68	47	209
Early debt retirement costs	—	—	—	(1)	(1)	(606)	—	—	—	(606)
Other income (expense) — net	(2)	1	(1)	4	2	(7)	(1)	(4)	—	(12)

Income (loss) from continuing operations before income taxes	75	231	279	358	943	(243)	328	(1,372)	341	(946)
Provision (benefit) for income taxes	56	80	87	136	359	(95)	104	(151)	112	(30)

Income (loss) from continuing operations	19	151	192	222	584	(148)	224	(1,221)	229	(916)
Income (loss) from discontinued operations	(243)	18	2	—	(223)	2	(2)	(5)	(1)	(6)

Net income (loss)	$(224)	$169	$194	$222	$361	$(146)	$222	$(1,226)	$228	$(922)

Less: Net income (loss) attributable to noncontrolling interests	(52)	27	51	50	76	47	37	37	54	175

Net income (loss) attributable to The Williams Companies, Inc.	$(172)	$142	$143	$172	$285	$(193)	$185	$(1,263)	$174	$(1,097)

Amounts attributable to The Williams
Companies, Inc.:
Income (loss) from continuing operations	$2	$123	$141	$172	$438	$(195)	$187	$(1,258)	$175	$(1,091)
Income (loss) from discontinued operations	(174)	19	2	—	(153)	2	(2)	(5)	(1)	(6)

Net income (loss)	$(172)	$142	$143	$172	$285	$(193)	$185	$(1,263)	$174	$(1,097)

Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$—	$0.21	$0.24	$0.29	$0.75	$(0.33)	$0.31	$(2.15)	$0.29	$(1.87)
Income (loss) from discontinued operations	(0.29)	0.03	—	—	(0.26)	—	—	(0.01)	—	(0.01)

Net income (loss)	$(0.29)	$0.24	$0.24	$0.29	$0.49	$(0.33)	$0.31	$(2.16)	$0.29	$(1.88)

Weighted-average number of shares used in computations (thousands)	582,361	588,780	590,059	591,439	589,385	583,929	592,498	584,744	594,157	584,552

Common shares outstanding at end of period (thousands)	580,072	582,933	583,101	583,432	583,432	584,223	584,546	584,724	585,891	585,891

Market price per common share (end of period)	$11.38	$15.61	$17.87	$21.08	$21.08	$23.10	$18.28	$19.11	$24.72	$24.72

Common dividends per share	$0.11	$0.11	$0.11	$0.11	$0.44	$0.11	$0.125	$0.125	$0.125	$0.485

Note:	The sum of earnings (loss) per share for the quarters may not equal the total earnings (loss) per share for the year due to changes in the weighted-average number of common shares outstanding.

Reconciliation of Segment Profit (Loss) to Adjusted Segment Profit (Loss)
(UNAUDITED)

	2009*					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr	Year

Segment profit (loss):
Williams Partners	$254	$292	$347	$424	$1,317	$424	$361	$371	$418	$1,574
Exploration & Production	74	107	100	110	391	152	72	(1,631)	64	(1,343)
Other	(60)	16	31	11	(2)	27	79	80	54	240

Total segment profit (loss)	$268	$415	$478	$545	$1,706	$603	$512	$(1,180)	$536	$471

Adjustments:

Williams Partners	$1	$—	$(5)	$(35)	$(39)	$(5)	$(16)	$(19)	$8	$(32)
Exploration & Production	75	(6)	8	15	92	(9)	(2)	1,663	12	1,664
Other	68	—	—	—	68	—	(19)	(30)	—	(49)

Total segment adjustments	$144	$(6)	$3	$(20)	$121	$(14)	$(37)	$1,614	$20	$1,583

Adjusted segment profit (loss):

Williams Partners	$255	$292	$342	$389	$1,278	$419	$345	$352	$426	$1,542
Exploration & Production	149	101	108	125	483	143	70	32	76	321
Other	8	16	31	11	66	27	60	50	54	191

Total adjusted segment profit (loss)	$412	$409	$481	$525	$1,827	$589	$475	$434	$556	$2,054

*	Amounts reported for Williams Partners and Exploration & Production have been recast to reflect the impact of the November 2010 Piceance Acquisition.

Note: Segment profit (loss) includes equity earnings (losses) and income (loss) from investments reported in investing income — net in the Consolidated Statement of Operations. Equity earnings (losses) results from investments accounted for under the equity method. Income (loss) from investments results from the management of certain equity investments.

Williams Partners

(UNAUDITED)

	2009*					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr	Year

Revenues	$980	$1,107	$1,201	$1,314	$4,602	$1,490	$1,400	$1,327	$1,498	$5,715

Segment costs and expenses:
Costs and operating expenses	661	754	810	875	3,100	1,033	1,002	923	1,026	3,984
Selling, general and administrative expenses	72	74	75	79	300	62	70	70	79	281

Other (income) expense — net	(2)	3	(1)	(34)	(34)	(3)	(6)	(13)	7	(15)

Total segment costs and expenses	731	831	884	920	3,366	1,092	1,066	980	1,112	4,250

Equity earnings	5	16	30	30	81	26	27	24	32	109

Reported segment profit	254	292	347	424	1,317	424	361	371	418	1,574

Adjustments	1	—	(5)	(35)	(39)	(5)	(16)	(19)	8	(32)

Adjusted segment profit	$255	$292	$342	$389	$1,278	$419	$345	$352	$426	$1,542

*	Amounts reported have been recast to reflect the impact of the November 2010 Piceance Acquisition.

Exploration & Production

(UNAUDITED)

	2009*					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr	Year
Revenues:
Production	$523	$486	$509	$575	$2,093	$571	$510	$530	$549	$2,160
Gas management	411	276	344	425	1,456	556	366	435	386	1,743
Hedge ineffectiveness and forward mark-to- market gains (losses)	10	(1)	—	9	18	9	—	16	2	27
International	17	17	20	21	75	20	22	22	25	89
Other	9	26	1	6	42	6	6	6	5	23

Total revenues	970	804	874	1,036	3,684	1,162	904	1,009	967	4,042

Segment costs and expenses:
Depreciation, depletion and amortization (including International)	214	212	212	231	869	211	214	223	248	896
Lease and other operating expenses	60	51	52	52	215	53	56	63	73	245
Operating taxes	27	1	18	25	71	36	28	35	16	115
Exploration expense	13	21	4	20	58	5	10	27	19	61
Third party & affiliate gathering, processing and transportation	77	83	81	100	341	100	98	107	112	417
Selling, general and administrative expenses (including International)	45	45	44	45	179	41	42	45	51	179
Gas management expenses	422	278	357	439	1,496	558	376	446	394	1,774
International (excluding DD&A and SG&A)	7	6	9	8	30	11	10	9	11	41
Impaiment of goodwill and long-lived assets	5	—	—	15	20	—	—	1,681	3	1,684
Other expense — net	30	4	1	(3)	32	—	3	9	(19)	(7)

Total segment costs and expenses	900	701	778	932	3,311	1,015	837	2,645	908	5,405
Equity earnings	4	4	4	6	18	5	5	5	5	20

Reported segment profit	74	107	100	110	391	152	72	(1,631)	64	(1,343)
Adjustments	75	(6)	8	15	92	(9)	(2)	1,663	12	1,664

Adjusted segment profit	$149	$101	$108	$125	$483	$143	$70	$32	$76	$321

Operating statistics

Domestic:
Total domestic net volumes (Bcfe)	110.3	107.4	105.6	108.2	431.5	99.2	101.0	104.4	108.5	413.1
Net domestic volumes per day (MMcfe/d)	1,225	1,180	1,148	1,177	1,182	1,102	1,110	1,135	1,180	1,132
Domestic realized price ($/Mcfe) (1)	$4.746	$4.523	$4.814	$5.313	$4.849	$5.759	$5.051	$5.075	$5.054	$5.228
Net domestic realized price ($/Mcfe) (2)	$4.052	$3.753	$4.039	$4.389	$4.059	$4.752	$4.076	$4.049	$4.025	$4.218
Production taxes per Mcfe	$0.243	$0.013	$0.170	$0.229	$0.164	$0.361	$0.274	$0.338	$0.145	$0.277
Lease and other operating expense per Mcfe	$0.544	$0.478	$0.489	$0.479	$0.498	$0.534	$0.560	$0.607	$0.663	$0.592

(1) Domestic realized price is calculated the following way: production revenues (including hedging activities) divided by net volumes.

(2) Net domestic realized price is calculated the following way: production revenues (including hedging activities) less gathering & processing expense divided by net volumes.

International:
Total volumes including Equity Investee (Bcfe)	6.1	6.2	6.3	6.5	25.1	6.2	6.7	6.4	5.5	24.8
Volumes per day (MMcfe/d)	67	68	69	71	69	69	73	69	60	68
Volumes net to Williams (after minority interest) (Bcfe)	4.8	4.8	5.0	5.1	19.7	4.9	5.3	5.0	4.3	19.5
Volumes net to Williams per day (MMcfe/d)	53	53	54	55	54	54	58	55	47	53

Total Domestic and International:
Volumes net to Williams (after minority interest) (Bcfe)	115.0	112.2	110.6	113.4	451.2	104.1	106.2	109.5	112.8	432.6
Volumes net to Williams per day (MMcfe/d)	1,278	1,233	1,202	1,232	1,236	1,156	1,168	1,190	1,227	1,185

*	Amounts reported have been recast to reflect the sale of certain Piceance assets to Williams Partners in November 2010.

Other

(UNAUDITED)

	2009					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year

Revenues	$158	$170	$222	$230	$780	$278	$262	$238	$279	$1,057

Reported segment profit (loss)	$(60)	$16	$31	$11	$(2)	$27	$79	$80	$54	$240
Adjustments	68	—	—	—	68	—	(19)	(30)	—	(49)

Adjusted segment profit	$8	$16	$31	$11	$66	$27	$60	$50	$54	$191

Operating statistics

Olefins
Olefins sales (Ethylene & Propylene) (million lbs)	462	445	437	384	1,728	396	391	416	326	1,529
Canadian NGL equity sales (million gallons)	36	30	37	23	126	23	31	27	35	116

Capital Expenditures and Investments

(UNAUDITED)

	2009*					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr	Year

Capital expenditures:
Williams Partners	$168	$221	$252	$266	$907	$120	$221	$246	$250	$837
Exploration & Production	435	225	483	271	1,414	286	263	894	396	1,839
Other	9	19	17	21	66	22	28	31	31	112

Total**	$612	$465	$752	$558	$2,387	$428	$512	$1,171	$677	$2,788

Purchase of businesses:
Williams Partners	$—	$—	$—	$—	$—	$—	$—	$—	$150	$150
Exploration & Production	—	—	—	—	—	—	—	—	949	949
Other	—	—	—	—	—	—	—	—	—	—

Total	$—	$—	$—	$—	$—	$—	$—	$—	$1,099	$1,099

Purchase of investments:
Williams Partners	$8	$115	$—	$8	$131	$9	$6	$435	$26	$476
Exploration & Production	—	—	1	—	1	2	2	2	1	7
Other	5	1	2	2	10	2	(1)	2	2	5

Total	$13	$116	$3	$10	$142	$13	$7	$439	$29	$488

Summary:
Williams Partners	$176	$336	$252	$274	$1,038	$129	$227	$681	$426	$1,463
Exploration & Production	435	225	484	271	1,415	288	265	896	1,346	2,795
Other	14	20	19	23	76	24	27	33	33	117

Total	$625	$581	$755	$568	$2,529	$441	$519	$1,610	$1,805	$4,375

Cumulative summary:
Williams Partners	$176	$512	$764	$1,038	$1,038	$129	$356	$1,037	$1,463	$1,463
Exploration & Production	435	660	1,144	1,415	1,415	288	553	1,449	2,795	2,795
Other	14	34	53	76	76	24	51	84	117	117

Total	$625	$1,206	$1,961	$2,529	$2,529	$441	$960	$2,570	$4,375	$4,375

Capital expenditures incurred and purchase of investments
Increases to property, plant, and equipment	$484	$420	$809	$601	$2,314	$410	$488	$1,174	$683	$2,755
Purchase of businesses	—	—	—	—	—	—	—	—	1,099	1,099
Purchase of investments	13	116	3	10	142	13	7	439	29	488

Total	$497	$536	$812	$611	$2,456	$423	$495	$1,613	$1,811	$4,342

**Increases to property, plant, and equipment	$484	$420	$809	$601	$2,314	$410	$488	$1,174	$683	$2,755
Changes in related accounts payable and accrued liabilities	128	45	(57)	(43)	73	18	24	(3)	(6)	33

Capital expenditures	$612	$465	$752	$558	$2,387	$428	$512	$1,171	$677	$2,788

*	Amounts reported for Williams Partners and Exploration & Production have been recast to reflect the impact of the November 2010 Piceance Acquisition.

Depreciation, Depletion, and Amortization and Other Selected Financial Data
(UNAUDITED)

	2009*					2010
(Dollars in millions)	1st Qtr	2nd Qtr	3rd Qtr	4th Qtr	Year	1st Qtr*	2nd Qtr*	3rd Qtr*	4th Qtr	Year
Depreciation, depletion, and amortization:
Williams Partners	$135	$136	$139	$143	$553	$140	$140	$140	$148	$568
Exploration & Production	214	212	212	230	868	211	214	224	246	895
Other	10	11	10	9	40	10	12	10	12	44
Discontinued Operations	8	—	—	—	8	—	—	—	—	—

Total	$367	$359	$361	$382	$1,469	$361	$366	$374	$406	$1,507

Other selected financial data:
Cash and cash equivalents	$1,785	$1,853	$1,640	$1,867	$1,867	$1,644	$1,601	$1,015	$795	$795

Total assets	$25,368	$25,026	$24,952	$25,280	$25,280	$25,129	$24,947	$23,848	$24,972	$24,972

Capital structure:
Debt
Current	$3	$13	$19	$17	$17	$10	$160	$508	$508	$508
Noncurrent	$8,278	$8,265	$8,258	$8,259	$8,259	$8,615	$8,358	$8,002	$8,600	$8,600
Stockholders’ equity	$8,326	$8,324	$8,307	$8,447	$8,447	$7,573	$7,633	$7,025	$7,288	$7,288
Debt to debt-plus-stockholders’ equity ratio	49.9%	49.9%	49.9%	49.5%	49.5%	53.2%	52.7%	54.8%	55.6%	55.6%

*	Amounts reported for Williams Partners and Exploration & Production have been recast to reflect the impact of the November 2010 Piceance Acquisition.

Segment profit guidance — reported to adjusted

	2011 Guidance			2012 Guidance
Dollars in millions	Low	Midpoint	High	Low	Midpoint	High
Reported segment profit:
Williams Partners (WPZ)	1,550	1,770	1,990	1,675	1,945	2,215
Exploration & Production	200	375	550	250	575	900
Other	175	200	225	200	250	300

Total Reported segment profit	1,930	2,343	2,755	2,125	2,763	3,400

Adjustments:
Mark-to-Market adjustment	20	20	20	—	—	—

Total Adjustments — Exploration & Production	20	20	20	—	—	—

Total Adjustments	20	20	20	—	—	—

Adjusted segment profit:
Williams Partners (WPZ)	1,550	1,770	1,990	1,675	1,945	2,215
Exploration & Production	220	395	570	250	575	900
Other	175	200	225	200	250	300

Total Adjusted segment profit	1,950	2,363	2,775	2,125	2,763	3,400
The sum of the ranges for the business units may not match the consolidated total due to rounding and other adjustments.

Reconciliation of forecasted reported income from continuing operations to adjusted income from continuing operations after MTM adjustments

	2011 Guidance			2012 Guidance
Dollars in millions	Low	Midpoint	High	Low	Midpoint	High
Reported income from continuing operations	$708	$918	$1,128	$725	$1,058	$1,390
Adjustments — pretax	20	20	20	—	—	—
Less taxes	(98)[1]	(98)[1]	(98)[1]	—	—	—

Adjustments — after tax	(78)	(78)	(78)	—	—	—
Adjusted income from continuing ops	$630	$840	$1,050	$725	$1,058	$1,390
Adjusted EPS	$1.05	$1.40	$1.75	$1.20	$1.75	$2.30

1)	Includes the estimated $90 million impact of a tax settlement finalized in early 2011.